As filed with the U.S. Securities and Exchange Commission on December 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Airbnb, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	26-3051428
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

888 Brannan Street

San Francisco, CA 94103

(415) 510-4027

(Address of principal executive offices) (Zip code)

Airbnb, Inc. 2008 Equity Incentive Plan

Hotel Tonight, Inc. 2011 Equity Incentive Plan

Airbnb, Inc. 2018 Equity Incentive Plan

(Full titles of the plans)

Brian Chesky

Chief Executive Officer

Airbnb, Inc.

888 Brannan Street

San Francisco, CA 94103

(415) 510-4027

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Tad J. Freese

Kathleen M. Wells

Anthony J. Richmond

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share
—Airbnb, Inc. 2008 Equity Incentive Plan Stock Options	22,463,374 (2)	$6.33 (3)	$142,193,157.42	$15,513.28
—Airbnb, Inc. 2008 Equity Incentive Plan Restricted Stock Units	38,158,350 (4)	$68.00 (5)	$2,594,767,800.00	$283,089.17
—Hotel Tonight, Inc. 2011 Equity Incentive Plan Stock Options	158,779 (6)	$22.62 (7)	$3,591,580.98	$391.85
—Hotel Tonight, Inc. 2011 Equity Incentive Plan Restricted Stock Units	42,374 (8)	$68.00 (5)	$2,881,432.00	$314.37
— Airbnb, Inc. 2018 Equity Incentive Plan Stock Options	7,418,904 (9)	$46.11 (10)	$342,085,663.44	$37,321.55
— Airbnb, Inc. 2018 Equity Incentive Plan Restricted Stock Units	65,975,008 (11)	$68.00 (5)	$4,486,300,544.00	$489,455.39
Class B common stock, par value $0.0001 per share
—Airbnb, Inc. 2008 Equity Incentive Plan Stock Options	13,788,876 (12)	$3.18 (13)	$43,848,625.68	$4,783.89
Total	148,005,665		$7,615,668,803.52	$830,869.50

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of the Registrant’s Class A common stock, $0.0001 par value per share (the “Class A common stock”), or Class B common stock, $0.0001 par value per share (the “Class B common stock” and, together with the Class A common stock, the “common stock”), that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock or Class B common stock, as applicable.

(2)

Represents 22,463,374 shares of Class A common stock issuable upon the exercise of options to purchase shares of the Registrant’s Class A common stock outstanding under the Registrant’s 2008 Equity Incentive Plan (the “2008 Plan”).

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $6.33, which is the weighted-average exercise price for Class A common stock options outstanding under the 2008 Plan.

(4)	Represents 38,158,350 shares of Class A common stock issuable pursuant to restricted stock unit awards granted under the 2008 Plan.
(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the initial public offering price per share of Class A common stock of $68.00 per share as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-250118), as amended, declared effective on December 9, 2020.

(6)

Represents 158,779 shares of Class A common stock issuable upon the exercise of options to purchase shares of the Registrant’s Class A common stock outstanding under the Hotel Tonight, Inc. 2011 Plan (the “Hotel Tonight Plan”).

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $22.62, which is the weighted-average exercise price for Class A common stock options outstanding under the Hotel Tonight Plan.

(8)	Represents 42,374 shares Class A common stock issuable pursuant to restricted stock unit awards granted under the Hotel Tonight Plan.
(9)

Represents 7,418,904 shares of Class A common stock issuable upon the exercise of options to purchase shares of the Registrant’s Class A common stock outstanding under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”).

(10)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $46.11, which is the weighted-average exercise price for Class A common stock options outstanding under the 2018 Plan.

(11)	Represents 65,975,008 shares Class A common stock issuable pursuant to restricted stock unit awards granted under the 2018 Plan.
(12)	Represents 13,788,876 shares of Class B common stock issuable upon the exercise of options to purchase shares of the Registrant’s Class B common stock outstanding under the 2008 Plan.
(13)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $3.18, which is the weighted-average exercise price for Class B common stock options outstanding under the 2008 Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Airbnb, Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) Amendment No.  2 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 7, 2020 (File No. 333-250118), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b) The Registrant’s Prospectus to be filed on or about December 11, 2020 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-250118).

(c) The description of the Registrant’s Class A common stock which is contained in a registration statement on Form 8-A filed on December 8, 2020 (File No. 001-39778) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

See the description of the Registrant’s common stock contained in the Registration Statement on Form S-1 (File No. 333-250118).

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant expects to adopt a restated certificate of incorporation, which will become effective immediately prior to the completion of the Registrant’s initial public offering and will contain provisions authorized by the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) that limit the personal liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as directors, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law, among other things, grants a Delaware corporation the power to, and authorizes a court to award, indemnification and advancement of expenses to officers, directors, and other corporate agents.

The Registrant expects to adopt amended and restated bylaws, which will become effective immediately prior to the completion of the Registrant’s initial public offering and will provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s amended and restated bylaws are expected to provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s amended and restated bylaws will also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

In addition, the Delaware General Corporation Law provides that to the extent a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any generally indemnifiable action, suit, or proceeding, that such person will be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit, or proceeding. For any acts or omissions occurring after December 31, 2020, the officers referenced in the immediately preceding sentence could be more limited as a matter of Delaware law.

Further, the Registrant has entered into or intends to enter into indemnification agreements with each of the Registrant’s directors, executive officers, and certain other employees. Subject to certain limitations, these indemnification agreements will require the Registrant, among other things, to indemnify such directors and executive officers for certain expenses and against certain liabilities including, among other things, attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably paid or incurred by such director or officer in any action, suit, or proceeding arising out of their services as a director or officer or any other company or enterprise to which the person provides services at the Registrant’s request. Subject to certain exceptions, these indemnification agreements will also require the Registrant to advance certain expenses (including attorneys’ fees and disbursements) actually and reasonably paid or incurred by these persons in advance of the final disposition of the action, suit, or proceeding. The Registrant believes that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included, or are included, in the Registrant’s restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that the Registrant enters into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be harmed to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees, or other agents or is or was serving at the Registrant’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant expects to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of the Registrant, as currently in effect.	S-1/A	333-250118	3.1	December 1, 2020

4.2	Bylaws of the Registrant, as currently in effect.	S-1/A	333-250118	3.3	December 1, 2020

4.3	Form of Restated Certificate of Incorporation of the Registrant, to be in effect immediately prior to the completion of the Registrant’s initial public offering.	S-1/A	333-250118	3.2	December 1, 2020

4.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect immediately prior to the completion of the Registrant’s initial public offering.	S-1/A	333-250118	3.4	December 1, 2020

4.5	Form of Class A Common Stock Certificate.	S-1	333-250118	4.2	November 16, 2020

4.6*	Form of Class B Common Stock Certificate.

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Airbnb, Inc. 2008 Equity Incentive Plan and related form agreements.	S-1	333-250118	10.11(a)-(c)	November 16, 2020

99.2	Hotel Tonight, Inc. 2011 Equity Incentive Plan.	S-1	333-250118	10.13	November 16, 2020

99.3	2018 Equity Incentive Plan and related form agreements.	S-1	333-250118	10.12(a)-(c)	November 16, 2020

*	Filed herewith.

ITEM 9. UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 10th day of December, 2020.

AIRBNB, INC.

By:	/s/ Brian Chesky
Brian Chesky
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Chesky, David E. Stephenson, and Rich Baer, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Chesky Brian Chesky	Chief Executive Officer and Director (Principal Executive Officer)	December 10, 2020

/s/ David E. Stephenson David E. Stephenson	Chief Financial Officer (Principal Financial Officer)	December 10, 2020

/s/ David Bernstein David Bernstein	Chief Accounting Officer (Principal Accounting Officer)	December 10, 2020

/s/ Joseph Gebbia Joseph Gebbia	Director	December 10, 2020

/s/ Nathan Blecharczyk Nathan Blecharczyk	Director	December 10, 2020

/s/ Angela Ahrendts Angela Ahrendts	Director	December 10, 2020

/s/ Kenneth Chenault Kenneth Chenault	Director	December 10, 2020

/s/ Belinda Johnson Belinda Johnson	Director	December 10, 2020

/s/ Jeffrey Jordan Jeffrey Jordan	Director	December 10, 2020

/s/ Alfred Lin Alfred Lin	Director	December 10, 2020

/s/ Ann Mather Ann Mather	Director	December 10, 2020